Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-125962 and No. 333-128034) of Liberty Global, Inc. of our report dated June 25, 2010, pertaining to the financial statements and supplemental schedules of the Liberty Global 401(k) Savings and Stock Ownership Plan as of December 31, 2009 and 2008 and for the year ended December 31, 2009 appearing in this Annual Report on Form 11-K.

/s/ Anton Collins Mitchell LLP

Denver, Colorado

June 25, 2010